                                                                    EXHIBIT 99.1

CONTACT:

Debra L. Nelson
Chief Financial Officer
Ibis Technology Corporation
(978) 777-4247

FOR IMMEDIATE RELEASE



                 IBIS TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS
                NEW RECORDS CONTINUE IN SIMOX-SOI WAFER SHIPMENTS


DANVERS, MA, October 25, 2000 -- Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its financial results for the third quarter ended September 30, 2000.

SIMOX wafer shipments in the third quarter set a new record, surpassing the $2 million mark and growing 56% over the third quarter of 1999. Total revenues for the third quarter ended September 30, 2000 were $2,522,000 compared to $4,682,000 reported in the prior year quarter. As expected, total revenue decreased from the prior year quarter as there were no implanter equipment sales in the 2000 third quarter.

The net loss for the 2000 third quarter was $798,000 or $0.10 per share, compared to net income of $287,000, or $0.03 per share, in the similar period a year ago. Operating expenses for the 2000 third quarter increased to $1,957,000 from $1,056,000 for the third quarter of 1999, primarily due to increased R&D spending on the Company's next-generation Ibis 2000 oxygen implanter.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "Ibis continued to make solid progress in its plans to ramp up SIMOX-SOI wafer and equipment manufacturing capacity in anticipation of increased demand. We recently announced the completion of our new implantation equipment manufacturing facility for production of the Ibis 1000 and development of our Ibis 2000 oxygen implanters. The completion of that facility paved the way for us to embark upon a fifteen thousand square foot SIMOX wafer fab expansion. SIMOX wafer sales hit a new record and consist entirely of thin SOI (.4 microns or less). We now have five implanters for internal wafer production and anticipate that wafer sales will increase further in the fourth quarter. Last week, a leading market research and consulting firm published an update on the SOI wafer market forecast in which it stated that thin SOI (1 micron or less) wafer demand is expected to grow at a CAGR of 63% between 1999 and 2005."

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IBIS TECHNOLOGY CORPORATION
October 25, 2000
Page Two


Mr. Reid continued: "We are also are very encouraged by the frequent press that SOI has been given and the number of major semiconductor manufacturers in the U.S., Europe and the Pacific Rim that have publicly committed to using SOI in their future products. During the recent Microprocessor Forum, an EE Times article stated that Motorola unveiled a G4 PowerPC design ported to a 0.18 micron SOI process. The article also stated that Intel's process technology research group is taking a fresh look at SOI and could recommend an SOI-based process for Intel products where power consumption is critical, including mobile processors and certain communications integrated circuits. We believe that the decision of these and other major semiconductor manufacturers to explore or use SOI in future products will result in increased business to Ibis over the next several years."

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Ibis will host a teleconference to discuss its third quarter 2000 results and its outlook on October 26, 2000 at 10:00 a.m. ET. Internet users will be able to access a simultaneous, listen-only webcast of the teleconference through the investor relations section of Ibis' website www.ibis. An archive of the webcast will also be available at this site for one week.

ABOUT IBIS TECHNOLOGY
Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessor speed, reduced power consumption, lower soft error rates and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current oxygen implanters. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the anticipated increase in SIMOX-SOI wafer sales, the Company's expectations regarding the evolving SOI market, and the anticipated increase in business to Ibis. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.


                          - STATISTICAL TABLES FOLLOW -

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IBIS TECHNOLOGY CORPORATION
October 25, 2000
Page Three

                           IBIS TECHNOLOGY CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

                                                 3 MONTHS ENDED                   9 MONTHS ENDED
                                                  SEPTEMBER 30,                    SEPTEMBER 30,
                                                  -------------                    -------------
                                            2000             1999               2000             1999
                                            ----             ----               ----             ----
Product sales                          $  2,067,000      $  1,322,000      $  5,152,000      $  3,970,000
Contract and other revenue                   48,000           155,000           382,000           555,000
Equipment revenue                           407,000         3,205,000         4,947,000         9,712,000
                                       ------------      ------------      ------------      ------------
  Total revenue                           2,522,000         4,682,000        10,481,000        14,237,000
                                       ------------      ------------      ------------      ------------
Cost of product sales                     1,605,000         1,122,000         3,689,000         3,509,000
Cost of contract and other revenue           58,000           139,000           278,000           362,000
Cost of equipment revenue                   169,000         2,385,000         3,050,000         6,937,000
                                       ------------      ------------      ------------      ------------
  Gross profit                              690,000         1,036,000         3,464,000         3,429,000
                                       ------------      ------------      ------------      ------------
  General & Administrative                  428,000           409,000         1,502,000         1,367,000
  Marketing & Sales                         400,000           261,000         1,256,000           714,000
  Research & Development                  1,129,000           386,000         3,352,000         1,164,000
                                       ------------      ------------      ------------      ------------
  Income (loss) from operations          (1,267,000)          (20,000)       (2,646,000)          184,000
Other income                                469,000           307,000         1,453,000           597,000
                                       ------------      ------------      ------------      ------------
Net income (loss)                      $   (798,000)     $    287,000      $ (1,193,000)     $    781,000
                                       ============      ============      ============      ============

Net income (loss) per share
  Basic                                      ($0.10)            $0.04            ($0.14)            $0.11
  Diluted                                    ($0.10)            $0.03            ($0.14)            $0.10
Weighted average number of shares
 used in per share calculation
  Basic                                   8,309,867         7,643,845         8,272,000         7,162,780
  Diluted                                 8,309,867         8,224,887         8,272,000         7,624,525


                            CONDENSED BALANCE SHEETS

                                                 SEPTEMBER 30, 2000  DECEMBER 31, 1999
                                                 ------------------  -----------------
Assets
Current assets:
  Cash and cash equivalents                             $27,762,000        $36,362,000
  Accounts receivable                                     3,704,000          3,586,000
  Unbilled revenue                                          119,000          1,469,000
  Inventories                                             8,973,000          6,876,000
  Other current assets                                      376,000            333,000
                                                        -----------        -----------
      Total current assets                               40,934,000         48,626,000
Property and equipment                                   14,383,000          4,976,000
Other assets                                                103,000            125,000
                                                        -----------        -----------
      Total assets                                      $55,420,000        $53,727,000
                                                        ===========        ===========

Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current                     $    11,000        $    10,000
  Accounts payable and other current liabilities          7,568,000          5,307,000
                                                        -----------        -----------
      Total current liabilities                           7,579,000          5,317,000
Capital lease obligation, long-term                          21,000             30,000
Other liabilities                                                --                 --
Stockholders' equity                                     47,820,000         48,380,000
                                                        -----------        -----------
      Total liabilities and stockholders' equity        $55,420,000        $53,727,000
                                                        ===========        ===========


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